Exhibit 99.1

Altimmune Announces Third Quarter 2018

Financial Results and Provides Corporate Update

GAITHERSBURG, Maryland, November 13, 2018 — Altimmune, Inc. (Nasdaq: ALT), a clinical-stage immunotherapeutics company, today announced financial results for the three and nine months ended September 30, 2018.

Recent Corporate Highlights

•

Raised gross proceeds of $41.9 million in equity funding through October 10, 2018. After deducting the underwriter discount, placement agent fees, and other offering expenses the Company received net proceeds of approximately $37 million.

•

Announced additional positive data from its Phase 2a clinical study of its NasoVAX intranasal influenza vaccine candidate. The new data showed that serum antibody levels for NasoVAX were stable over a six-month time period when compared to Fluzone’s antibody levels, which declined by over 50% during the same time period. Additionally, a significant mucosal immune response was observed one month after vaccination when compared to both placebo and Fluzone®. As in the prior clinical studies, NasoVAX again had a clean safety profile. The Company previously announced positive results from the study in 60 healthy individuals, which demonstrated NasoVAX to be well-tolerated at all doses and showed 100% seroprotection at the two highest dose levels. Additionally, NasoVAX demonstrated the ability to elicit a significant T cell immune response as compared to Fluzone. These new data identify another potentially important type of immunity induced by NasoVAX and indicate that NasoVAX may have a higher likelihood of protection throughout the entire flu season.

•

Received an award of $2.5 million in additional BARDA funding to support NasoShield development. The funding is intended to allow vaccine characterization including key formulation parameters and batch consistency. Additionally, Altimmune will assay clinical samples from its ongoing Phase 1 clinical trial for mucosal immune response and compare different methods of administration in preclinical models.

•

Announced initial single-dose data from its Phase 1 study of NasoShield, an anthrax vaccine candidate. This portion of the ongoing study assessed the safety and immunogenicity of a single intranasal dose of NasoShield in four dose cohort levels and showed NasoShield to be safe and well-tolerated with no serious adverse events. The immunogenicity data suggest that NasoShield may require more than one dose for a robust immune response. The program is funded through a contract with the Biomedical Advanced Research and Development Authority (“BARDA”) which runs through September 2021 and, if all options are exercised, is expected to provide funding through the end of Phase 2 development. Immunogenicity data for the two-dose cohort will be available in the fourth quarter of 2018.

“The proceeds provided by our recent financings will allow us to invest significantly in the development of NasoVAX and to support our Company going forward,” said William J. Enright, Chief Executive Officer of Altimmune. “Our developing pipeline and novel approaches to vaccines are quite differentiated from other approaches making these large markets attractive opportunities for Altimmune.”

Third Quarter 2018 Financial Highlights

•	During the quarter the Company received $4.3 million of net proceeds from a registered direct offering which brought September 30, 2018 cash on hand to approximately $8.0 million.

•	Subsequent to quarter end, the Company received additional net proceeds of approximately $32.7 million related to its October 2 Underwritten Public Offering and October 10 Registered Direct Offering.

•

Third quarter revenue was $2.6 million compared to $4.6 million in the prior year period. Revenue fluctuated in proportion to our research and development expenses for the NasoShield and SparVax-L programs.

•

Research and development expenses were $4.7 million compared to $5.9 million in the prior year period. The decrease is primarily attributable to lower spending on NasoShield manufacturing when compared to the same period in 2017.

•

General and administrative expenses were $2.0 million as compared with $3.0 million for the same period in 2017. The decrease is primarily attributable to 2017 professional services related to the integration of the newly merged entity that did not recur in 2018.

•

Other Income (expense) was $0.9 million compared to ($0.5) million for the same period in 2017. The change was primarily due to the release of warrant liability associated with warrant exchanges consummated during the quarter.

•

Net loss attributed to common stockholders was $2.3 million compared to $31.9 million for the same period in 2017. The increase was due primarily to $26.6 million goodwill impairment in 2017 in addition to the activity described above.

About Altimmune

Altimmune is a clinical-stage immunotherapeutics company focused on the development of products to stimulate robust and durable immune responses for the prevention and treatment of disease and on the development of two next-generation anthrax vaccines that are intended to improve protection and safety while having favorable dosage and storage requirements compared to other anthrax vaccines. The company has two proprietary platform technologies, RespirVec and Densigen, each of which has been shown to activate the immune system in distinctly different ways than traditional vaccines.

Forward-Looking Statement

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, the prospects for commercializing or selling any product or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Altimmune, Inc. (the “Company”) may identify forward-looking statements. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward looking statements or historical experience include risks and uncertainties, including risks relating to: the terms of the Company’s Series B preferred stock offering and related warrants; our lack of financial resources and access to capital; realizing the benefits of the merger between Altimmune, Inc. and PharmAthene, Inc.; our ability to utilize the benefits of our tax assets and the results of a tax examination initiated by the IRS; clinical trials and the commercialization of proposed product candidates (such as marketing, regulatory, product liability, supply, competition, dependence on third parties and other risks); the regulatory approval process; dependence on intellectual property; the Company’s BARDA contract and other government programs, reimbursement and regulation. Further information on the factors and risks that could affect the Company’s business, financial conditions and results of operations are contained in the Company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, which are available at www.sec.gov.

Contacts
Bill Enright	Ashley R. Robinson
President and CEO	Managing Director LifeSci Advisors
Phone: 240-654-1450	Phone: 617-535-7742

ALTIMMUNE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue
Research grants and contracts	$2,629,446	$4,565,251	$7,727,681	$7,892,919
License revenue	4,947	26,689	14,833	36,565

Total revenue	2,634,393	4,591,940	7,742,514	7,929,484

Operating expenses
Research and development	4,728,726	5,905,552	15,394,616	13,946,403
General and administrative	1,963,733	3,038,756	7,345,651	6,863,782
Goodwill impairment charges	—	26,600,000	490,676	26,600,000

Total operating expenses	6,692,459	35,544,308	23,230,943	47,410,185

Loss from operations	(4,058,066)	(30,952,368)	(15,488,429)	(39,480,701)

Other income (expense):
Changes in fair value of warrant liability, including gain (loss) on exchange	806,224	(508,316)	(2,874,484)	(508,316)
Changes in fair value of embedded derivatives	185,768	(1,157)	183,638	(1,157)
Interest expense	(166,946)	(2,344)	(169,737)	(160,103)
Interest income	21,100	15,372	78,306	19,538
Other income (expense)	31,378	10,786	289,053	9,839

Total other income (expense)	877,524	(485,659)	(2,493,224)	(640,199)

Net loss before income tax benefit	(3,180,542)	(31,438,027)	(17,981,653)	(40,120,900)
Income tax benefit	829,393	1,532,790	3,318,124	2,526,499

Net loss	(2,351,149)	(29,905,237)	(14,663,529)	(37,594,401)
Other comprehensive income (loss) – foreign currency translation adjustments	—	(1,028,033)	(463,177)	(2,864,839)

Comprehensive loss	$(2,351,149)	$(30,933,270)	$(15,126,706)	$(40,459,240)

Net loss	$(2,351,149)	$(29,905,237)	$(14,663,529)	$(37,594,401)
Preferred stock accretion, contributions, and dividends	64,139	(1,962,072)	(2,527,275)	(2,125,141)

Net loss attributed to common stockholders	$(2,287,010)	$(31,867,309)	$(17,190,804)	$(39,719,542)

Weighted-average common shares outstanding, basic and diluted	1,321,289	517,596	983,651	386,524

Net loss per share attributed to common stockholders, basic and diluted	$(1.73)	$(61.57)	$(17.48)	$(102.76)

ALTIMMUNE, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$7,964,002	$8,769,465
Restricted cash	34,174	3,534,174

Total cash, cash equivalents and restricted cash	7,998,176	12,303,639
Accounts receivable	2,547,402	3,806,239
Tax refund receivable	976,523	6,361,657
Prepaid expenses and other current assets	443,929	994,332

Total current assets	11,966,030	23,465,867
Property and equipment, net	1,407,080	603,146
Intangible assets, net	38,339,086	38,722,270
Other assets	1,149,185	238,917

Total assets	$52,861,381	$63,030,200

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$1,467,260	$49,702
Accounts payable	150,738	129,075
Accrued expenses and other current liabilities	6,532,924	3,625,257
Current portion of deferred revenue	19,753	19,753
Current portion of deferred rent	173,952	15,914

Total current liabilities	8,344,627	3,839,701
Deferred income taxes	2,891,634	5,938,402
Other long-term liabilities	1,941,932	4,574,507

Total liabilities	13,178,193	14,352,610

Contingencies (Note 16)
Series B redeemable convertible preferred stock; $0.0001 par value; 16,000 shares designated; 0 and 12,177 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	—	9,281,767
Stockholders’ equity:
Common stock, $0.0001 par value; 200,000,000 and 100,000,000 shares authorized; 1,726,198 and 609,280 shares issued; 1,725,630 and 608,499 shares outstanding at September 30, 2018 and December 31, 2017, respectively	173	61
Additional paid-in capital	137,071,546	121,657,587
Accumulated deficit	(92,348,368)	(77,684,839)
Accumulated other comprehensive loss – foreign currency translation adjustments	(5,040,163)	(4,576,986)

Total stockholders’ equity	39,683,188	39,395,823

Total liabilities and stockholders’ equity	$52,861,381	$63,030,200